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Exhibit 99.03

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
International Game Technology
Reno, Nevada

        We have audited the accompanying balance sheet of Anchor Coin Route Operation, a wholly owned carve-out entity of Anchor Gaming (the "Predecessor Company"), as of June 30, 2001 and the related statements of income, stockholder's equity, and cash flows for the years ended June 30, 2000 and 2001 and for the six-month period ended December 29, 2001. We have also audited the balance sheet of Anchor Coin Route Operation, a wholly owned carve-out entity of International Game Technology, as of June 29, 2002 and the related statements of income, stockholder's equity, and cash flows for the six-month period ended June 29, 2002 (the "Successor Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Predecessor Company as of June 30, 2001 and the results of its operations and its cash flows for the fiscal years ended June 30, 2000 and 2001 and the six-month period ended December 29, 2001 and the Successor Company as of June 29, 2002 and the results of its operations and its cash flows for the six-month period ended June 29, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 and Note 8, certain costs allocated to the Anchor Coin Route Operation by its parent company are provided through intercompany allocations and include general and administrative costs. These allocations may not necessarily be indicative of the conditions that would have existed or the results of operations of Anchor Coin Route Operation had it been operated as a stand alone company.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP

Las Vegas, Nevada
October 9, 2002, except for paragraph 1 of Note 12,
as to which the date is November 21, 2002, and
paragraph 2 of Note 12, as to which the date is
January 16, 2003

Anchor Coin Route Operations

Balance Sheets

(Dollars in thousands)

			Unaudited
	Predecessor Company	Successor Company	Successor Company
	June 30, 2001	June 29, 2002	September 28, 2002
ASSETS
CURRENT ASSETS:
Cash	$2,958	$3,695	$3,481
Accounts and notes receivable, net	1,064	1,099	1,193
Prepaid expenses and other	446	327	325

Total current assets	4,468	5,121	4,999
RECEIVABLE FROM AFFILIATES	47,657	3,389	4,785
PROPERTY AND EQUIPMENT, Net	4,936	5,093	4,823
INTANGIBLE ASSETS, Net	6,850	49,634	48,338
OTHER ASSETS	3,807	1,723	1,679

TOTAL	$67,718	$64,960	$64,624

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$236	$755	$49
Accrued employee compensation and benefits	642	1,104	1,377
Progressive jackpot liabilities	404	214	204
Other accrued liabilities	16	40	125

Total current liabilities	1,298	2,113	1,755
DEFERRED TAXES	374	15,203	15,203

Total liabilities	1,672	17,316	16,958

COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDER'S EQUITY:
Contributed capital	22,293	46,697	46,697
Retained earnings	43,753	947	969

Total stockholder's equity	66,046	47,644	47,666

TOTAL	$67,718	$64,960	$64,624

See notes to financial statements.

Anchor Coin Route Operations

Statements of Income

(Dollars in thousands)

					Unaudited
	Predecessor Company			Successor Company	Predecessor Company	Successor Company
	Years Ended June 30,
			Six Months Ended December 29, 2001	Six Months Ended June 29, 2002	Three Months Ended September 30, 2001	Three Months Ended September 28, 2002
	2000	2001
REVENUES	$41,752	$43,345	$21,858	$22,900	$11,331	$10,888

COSTS AND EXPENSES:
Costs of revenues	29,330	31,626	16,827	17,280	8,423	8,516
Selling, general and administrative	3,209	3,160	2,071	1,643	1,064	968
Depreciation and amortization	318	433	246	2,605	121	1,410

Total costs and expenses	32,857	35,219	19,144	21,528	9,608	10,894

INCOME FROM OPERATIONS	8,895	8,126	2,714	1,372	1,723	(6)

OTHER INCOME (EXPENSE):
Interest income	217	72	26	101	14	70
Other	88	(24)	(31)	(16)	(29)	(30)

Total other income (expense)	305	48	(5)	85	(15)	40

INCOME BEFORE INCOME TAXES	9,200	8,174	2,709	1,457	1,708	34
PROVISION FOR INCOME TAXES	3,220	2,862	948	510	597	12

NET INCOME	$5,980	$5,312	$1,761	$947	$1,111	$22

See notes to financial statements.

Anchor Coin Route Operations

Statements of Stockholder's Equity

(Dollars in thousands)

	Contributed Capital	Retained Earnings	Total
Predecessor Company
BALANCES, JULY 1, 1999	$22,293	$32,461	$54,754
Net income	—	5,980	5,980

BALANCES, JUNE 30, 2000	22,293	38,441	60,734
Net income	—	5,312	5,312

BALANCES, JUNE 30, 2001	22,293	43,753	66,046
Net income	—	1,761	1,761

BALANCES, DECEMBER 29, 2001	$22,293	$45,514	$67,807

Successor Company
INITIAL CAPITALIZATION AS OF DECEMBER 30, 2001	$46,697	$—	$46,697
Net income	—	947	947

BALANCES, JUNE 29, 2002	46,697	947	47,644

Net income (unaudited)	—	22	22

BALANCES, SEPTEMBER 28, 2002 (unaudited)	$46,697	$969	$47,666

See notes to financial statements.

Anchor Coin Route Operations

Statements of Cash Flows

(Dollars in thousands)

					Unaudited
	Predecessor Company			Successor Company	Predecessor Company	Successor Company
	Years Ended June 30,
			Six Months Ended December 29, 2001	Six Months Ended June 29, 2002	Three Months Ended September 30, 2001	Three Months Ended September 28, 2002
	2000	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,980	$5,312	$1,761	$947	$1,111	$22
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,430	3,077	1,711	3,959	625	1,883
Other non-cash expenses, gains and losses	37	227	194	32	293	32
(Increase) decrease in assets:
Accounts receivable	183	(234)	(17)	53	(123)	(25)
Other assets	49	(407)	104	(114)	54	(41)
Increase (decrease) in liabilities:
Accounts payable	(502)	72	(63)	582	410	(707)
Other liabilities	(168)	554	(419)	(245)	84	505

Net cash provided by operating activities	8,009	8,601	3,271	5,214	2,454	1,669

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property and equipment	(1,725)	(3,010)	(1,094)	(1,628)	(908)	(340)
Expenditures for intangible assets	(150)	(237)	(165)	(80)	(110)	(30)
Proceeds from sale of property and equipment	74	97	62	207	14	22
Payments received on notes receivable	1,887	94	57	50	33	35
Issuance of notes receivable	(66)	(50)	(116)	(75)	—	—

Net cash provided by (used in) investing activities	20	(3,106)	(1,256)	(1,526)	(971)	(313)

CASH FLOWS FOR FINANCING ACTIVITIES:
Net cash advanced to affiliates	(7,998)	(5,189)	(1,595)	(3,371)	(1,165)	(1,570)

NET INCREASE (DECREASE) IN CASH	31	306	420	317	318	(214)
CASH AT BEGINNING OF PERIOD	2,621	2,652	2,958	3,378	2,958	3,695

CASH AT END OF PERIOD	$2,652	$2,958	$3,378	$3,695	$3,276	$3,481

See notes to financial statements.

Anchor Coin Route Operations

Notes to Financial Statements

1.    BASIS OF PRESENTATION

        The accompanying financial statements include the assets and liabilities and the related operations of the Anchor Coin Route Operations (Route), which is a carve-out entity of Anchor Gaming (Anchor). Effective December 30, 2001, Anchor became a wholly-owned subsidiary of International Game Technology (Parent) (see Note 2). The financial statements of the Route for the period from December 30, 2001 through June 29, 2002 are labeled as "Successor Company," and financial statements prior to December 30, 2001 are labeled as "Predecessor Company." This presentation is included based on the change in accounting basis due to the acquisition of Anchor by the Parent on December 30, 2001. In connection with the acquisition, the assets and liabilities of the Route were recorded at fair value (see Note 2).

        The preparation of these financial statements includes the use of "carve out" accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the parent company level, which related to or were incurred on behalf of the Route, have been identified and allocated as appropriate to reflect the financial results of the Route for the periods presented. No debt or interest expense has been allocated to the Route from either the Parent or Anchor. See Note 8 for further discussion regarding the allocation of costs.

        The Route is a gaming machine route operator in Nevada with more than 1,000 gaming machines in 83 locations at June 29, 2002. At such date, 87% of the Route's gaming machines were located in or near Las Vegas, Nevada. The remainder were primarily located in Reno, Nevada.

        Gaming machine route operations involve the installation, operation, and service of gaming machines (primarily all video poker machines) under space leases mostly with retail chains and revenue participation agreements with local taverns and retail stores. Space leases require payments of fixed monthly fees on a per store basis. Revenue participation agreements provide for payment to the location owner of a percentage of revenues generated by machines at such location and location owners are responsible for maintaining applicable gaming licenses. Both types of agreements generally give the Route exclusive right to install gaming machines at such locations and generally require the Route to pay all installation, maintenance and insurance expenses related to the operations at each location. The Route pays all applicable taxes under space leases and generally shares such taxes on the same basis as revenues under revenue participation arrangements. The Route's largest route contract is a space lease with Smith's Food and Drug Centers, Inc. (Smith's), which expires in December 2010. At June 29, 2002, the Smith's contract covered 450 machines at 31 stores in Nevada. The contract with Smith's grants the Route exclusive right to install gaming machines at all Smith's stores in Nevada, including any stores opened in the future.

2.    ACQUISITION BY THE PARENT

        On December 30, 2001, the Parent completed the acquisition of Anchor pursuant to which Anchor became a wholly-owned subsidiary of the Parent in a stock-for-stock exchange. The acquisition was accounted for as a purchase for financial accounting and reporting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (see Note 3). The Parent is in the process of finalizing the fair value and the lives of the assets acquired. The purchase price was allocated to assets and liabilities based upon estimates of the fair values of the assets acquired and liabilities assumed, including identifiable intangible assets. The allocation of the purchase price continues to be subject to refinement. The Parent applied push down accounting for the period subsequent to December 30, 2001. Any changes in the fair value or lives assigned to those assets will impact the results of operations.

        The accompanying financial statements reflect the preliminary allocation of the purchase price to the assets acquired and liabilities assumed of the Route, as follows (in thousands):

Current assets	$4,650
Property and equipment	5,002
Intangibles	52,200
Other assets	1,814
Deferred taxes	(16,086)
Liabilities assumed	(883)

Initial capitalization	$46,697

        The following unaudited pro forma financial information for the years ended June 29, 2002 and June 30, 2001 assume that the acquisition of Anchor occurred as of the beginning of fiscal 2001. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred as of the beginning of fiscal 2001 or the results of operations which may occur in the future.

	Pro Forma (Unaudited)
	Year Ended June 30, 2001	Year Ended June 29, 2002
Revenue	$43,345	$44,758
Income before provision for income taxes	3,906	2,039
Net income	2,530	1,325

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Fiscal Year—On December 30, 2001, the Parent completed the acquisition of Anchor (see Note 2). To conform with the reporting period used by the Parent, the Route changed its reporting period end date to the Saturday closest to the last day of the quarter-end and year-end calendar month. The adoption of the change did not have a material impact on the comparability of the Route's financial statements.

        Interim Financial Statements—The financial statements for the three months ended September 30, 2001 and September 28, 2002 are unaudited, but in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the three months ended September 28, 2002 are not necessarily indicative of the results to be expected for the year ending June 30, 2003.

        Cash—Cash consists primarily of cash on hand in the Route's vaults.

        Fair Value of Financial Instruments—The carrying value of the Route's accounts and notes receivable and accounts payable approximate fair value primarily because of the short maturities of these instruments or because their interest rates approximate market rates. The Route estimates the fair value of its long-term receivables based on the current rates offered by the Route for instruments of similar remaining maturities. The estimated fair values of the obligations closely approximated the carrying values at June 30, 2001 and June 29, 2002.

        Accounts Receivable—Accounts receivable consist primarily of the Route's share of cash that has not been collected from gaming machines as of the end of the year. These receivables were collected on regularly scheduled collection dates within one week of the end of the year.

        Notes Receivable—The Route has provided loans to route location operators. The Route performs credit evaluations prior to issuance of the loans and does not generally require collateral. The Route maintains an allowance for doubtful accounts on notes receivable that are deemed to have a high risk of collectibility. The Route analyzes historical collection trends, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

        Concentrations of Credit Risk—The financial instruments that potentially subject the Route to concentrations of credit risk consist principally of notes receivable. All of the Route's notes receivable are from Nevada-based locations. One location accounts for approximately 73% of the net balance of receivables and another accounts for 17%.

        Property and Equipment—Assets acquired in business combinations are accounted for using the purchase method of accounting and are recorded at their estimated fair value as of the acquisition date. Property and equipment additions are recorded at cost. Assets that have been placed in service are depreciated on a straight-line basis over their estimated useful lives. Depreciation expense related to assets at route locations is recorded as cost of revenues. Costs that materially increase the life or value of existing assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred.

        Long-Lived Assets—In accordance with the provisions of SFAS No. 121, Accounting for Impairment of Long-Lived Assets to Be Disposed Of, the Route evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Route estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, the Route will recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

        Intangible Assets—In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. The Route adopted SFAS No. 141 for all business combinations completed after June 30, 2001. This statement requires that business combinations initiated after June 30, 2001 be accounted for under the purchase method.

        The Route adopted SFAS No. 142 on December 30, 2001 as a result of the acquisition by the Parent. This statement changed the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Thus amortization of indefinite lived intangible assets, including amounts recorded in past business combinations, ceased upon adoption of SFAS No. 142. Amortization is still required for intangible assets with finite lives.

        Intangible assets are comprised of the Smith's contract, a trademark and other location contracts as of June 29, 2002. Amortization of finite lived intangible assets is recorded on the straight-line method over their estimated useful lives. Amortization relating to the Smith's contract is recorded as amortization expense.

        Other Assets—The Route has a deposit related to the Smith's contract pursuant to an agreement that provides that the deposit, or any portion thereof, may, at the option of the Route, be applied against rents owing during the last two years of the lease agreement. As part of the purchase accounting, this lease was fair valued at the time of the acquisition and recorded as a finite lived intangible asset. This deposit, valued in the amount of $1.3 million, is included in the balance sheet as of June 29, 2002 with other assets.

        Deferred Taxes—Deferred income taxes result primarily from temporary differences between financial and tax reporting.

        Revenue Recognition—The Route recognizes gaming revenues from gaming machine route operations, under both space leases and revenue sharing arrangements, as the net win from gaming operations, which is the difference between amounts wagered by customers and payments to customers. Revenue-sharing and space lease payments to route locations are recorded as costs of route operations.

        Income Taxes—Income taxes are allocated to the Route on a stand-alone basis using effective tax rates as if on a separate return basis.

        Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

        Recently Issued Accounting Standards—In August of 2001, the FASB issued SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement is effective for fiscal years beginning after December 15, 2001. This statement did not have a material impact on the financial position or results of operations of the Route.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated, if material, and classified as an extraordinary item, net of related income tax effect, on the statement of income. SFAS No. 145 requires all gains and losses from extinguishment of debt to be classified as extraordinary only if they meet the criteria of Accounting Principles Board Opinion 30. This statement is effective for the Route's 2003 fiscal year and early adoption is permitted. The adoption of this statement did not have a material impact on its financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for

Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Route has not yet determined what impact SFAS No. 146 will have on its financial position and results of operations, if any.

4.    ACCOUNTS AND NOTES RECEIVABLE

        Notes receivable include notes due from various slot route location owners with interest at prevailing rates and terms ranging from 1 month to 8 years. Accounts and notes receivable consist of the following:

	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
Accounts receivable	$955	$921
Notes receivable	638	712

	1,593	1,633
Less allowance for doubtful accounts	(50)	(94)

Total accounts and notes receivable	1,543	1,539
Less current portion:
Accounts receivable	955	921
Notes receivable	109	178

Long-term notes receivable, net	$479	$440

        Long-term notes receivable, net, are included in other long-term assets on the accompanying balance sheets.

5.    PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	Estimated Life in Years	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
Gaming equipment	3-5	$9,147	$5,153
Furniture, fixtures and equipment	3-7	1,537	1,022
Leasehold improvements	4	220	232

		10,904	6,407
Less accumulated depreciation		(5,968)	(1,314)

Property and equipment, net		$4,936	$5,093

        Total depreciation expense, including amounts recorded as cost of revenues, for the six month periods ended December 29, 2001 and June 29, 2002 and for the years ended June 30, 2000 and June 30, 2001, were $1.3 million, $1.3 million, $1.6 million and $2.2 million. Depreciation expense recorded in cost of revenues was $1.0 million, $1.0 million, $1.3 million and $1.8 million for the same periods.

6.    INTANGIBLE ASSETS

        As a result of the acquisition (see Note 2), the Route's intangible assets were adjusted to fair value and became immediately subject to SFAS No. 142, which established new accounting and reporting requirements for goodwill and other intangible assets (see Note 3).

        Intangible assets consists of the following:

	Estimated Life in Years	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
Contracts	5-10	$12,380	$47,580
Less accumulated amortization		(5,530)	(2,646)

Total finite lived intangible assets, net		6,850	44,934
Indefinite lived trademark		—	4,700

Total intangible assets, net		$6,850	$49,634

        At June 29, 2002, $47.5 million related to the contract with Smith's. The remaining contract value was for consideration given to new locations subsequent to the acquisition of Anchor.

        Total amortization expense, including amounts recorded as cost of revenues, for the six month periods ended December 29, 2001 and June 29, 2002 and for the years ended June 30, 2000 and June 30, 2001, were $458,000, $2.6 million, $863,000 and $889,000. Amortization expense recorded in cost of revenues was $444,000, $334,000, $834,000 and $861,000.

        Amortization expense for each of the five succeeding fiscal years is expected to be approximately $5.3 million.

7.    REVENUES DERIVED FROM MAJOR LOCATIONS

        The Route's slot route operations at locations leased from Smith's accounted for $12.2 million, $13.0 million, $24.3 million and $24.8 million of revenues for the six months ended December 29, 2001 and June 29, 2002 and for the fiscal years ended June 30, 2000 and June 30, 2001.

8.    RELATED PARTY TRANSACTIONS

        Transaction with Parent—Subsequent to the acquisition by the Parent (see Note 2), the Route has purchased all of its gaming machines from the Parent. Prior to the acquisition, the Route purchased most of its machines from the Parent. The Route also purchases parts from the Parent to service slot machines in the route locations and pays the Parent monthly fees related to the licensed use of certain gaming machines and software. During the six months ended December 29, 2001 and June 29, 2002 and the fiscal years ended June 30, 2000 and 2001, the Route purchased gaming machines totaling $736,000, $1.5 million, $1.6 million and $2.6 million of gaming machines and expensed $482,000, $449,000, $622,000 and $808,000 related to purchase of maintenance parts and monthly fees.

        Intercompany Allocations—Certain costs charged to the Route by Anchor are provided through intercompany allocations and include general and administrative costs such as corporate overhead, information systems support, human resources, finance and accounting. These costs, which are allocated primarily based on revenue and asset base, are included in the accompanying statements of operations as selling, general and administrative in the amounts of $643,000, $337,000, $1.0 million and $1.2 million for the six months ended December 29, 2001 and June 29, 2002 and the years ended June 30, 2000 and 2001. Management believes the allocation method used provides a reasonable estimate of services provided and the benefits received by the Route and it is not practical to estimate the cost that would have been incurred if the Route had operated as a stand-alone company.

9.    INCOME TAXES

        Components of the Route's provision for income taxes are as follows:

	Predecessor Company			Successor Company
	Years Ended June 30,		Six Months Ended December 29, 2001	Six Months Ended June 29, 2002
	2000	2001
	(in thousands)
Current—Federal	$3,470	$2,738	$1,110	$1,614
Deferred—Federal	(250)	124	(162)	(1,104)

	$3,220	$2,862	$948	$510

        The effective income tax rates and the statutory U.S. Federal Income Tax rates presented for all periods is 35%, the estimated rate as if the Route filed a separate return.

        SFAS No. 109, Accounting for Income Taxes, requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred income taxes included in other current assets and other long-term assets on the balance sheets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Route's deferred tax assets and liabilities are as follows:

	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
CURRENT:
Deferred tax assets—Accrued reserves and allowances	$—	$10

Total current asset	—	10

LONG-TERM:
Deferred tax assets—
Accrued reserves and allowances	67	33
Deferred tax liabilities—
Accrued reserves and allowances	(197)	(2)
Difference between book and tax basis of property	(244)	(183)
Intangibles	—	(15,051)

Total long-term, net	$(374)	$(15,203)

10.    BENEFIT PLANS

        For the six months ended December 29, 2001 and for the years ended June 30, 2000 and 2001, the Route participated in a defined contribution benefit plan (401(k) Plan) administered by Anchor. The Route's matching contributions to the 401(k) Plan were based on a percentage of the employees' contributions to the 401(k) Plan. Since the acquisition by the Parent, the Route participates in a defined contribution plan administered by the Parent (Parent 401(k) Plan). The Parent 401(k) Plan matches 75% of an employee's contributions up to $1,000. This allows for maximum annual matching contributions of $750 to each employee's account. The Route's contributions to the plans are expensed. The Route contributed approximately $24,000 and $37,000 for the six months ended December 29, 2001 and June 29, 2002 and $73,000 and $33,000 for the fiscal years ended June 30, 2000 and 2001 to the plans. The Route has the right under the Parent 401(k) Plan to discontinue matching contributions at any time and to terminate the Parent 401(k) Plan subject to the provisions of ERISA.

        Subsequent to the acquisition by the Parent, the Route has participated in the Parent's Qualified Employee Stock Purchase Plan (Plan). Under this plan, each eligible employee may be granted an option to purchase a specific number of shares of the Parent's common stock. The term of each option is 12 months, and the exercise date is the last day of the option period. Employees who have completed 90 days of service with the Route are eligible to participate in this Plan. Employees may participate in this plan through payroll deductions up to a maximum of 10% of their base pay. The option price is equal to 85% of the fair market value of the common stock on the date of grant or on the date of exercise, whichever is less.

11.    COMMITMENTS AND CONTINGENCIES

        Non-Cancelable Operating Leases—The Route leases slot route locations, office space and parking lot space under non-cancelable operating leases. The original terms of the leases range from 1 to

15 years with various renewal options from 1 to 15 years. Operating lease rental expense was $4.1 million, $4.3 million, $9.1 million and $8.0 million for the six months ended December 29, 2001 and June 29, 2002 and for the fiscal years ended June 30, 2000 and 2001.

        Future minimum rentals under non-cancelable operating leases at June 29, 2002 are as follows:

Year Ending June	Payments
(in thousands)
2003	$8,546
2004	8,520
2005	8,446
2006	8,420
2007	8,392
Thereafter	29,329

Total	$71,653

        Gaming Regulations—The Route's operations are subject to the licensing and regulatory requirements of the Nevada State Gaming Control Board and the Nevada Gaming Commission. The Route's gaming licenses are subject to certain conditions and periodic renewal. Management believes that the conditions will continue to be satisfied and that subsequent license renewals will be granted.

        Litigation—The Route is party to several routine lawsuits arising from normal operations. The Route does not believe that the outcome of such litigation will have a material adverse effect on its financial statements.

        Purchase Commitments—At June 29, 2002, the Route had entered into various purchase agreements primarily related to the purchase of gaming equipment for approximately $106,000 from vendors for use in the normal course of business, of which $63,000 was from the Parent.

12.    SUBSEQUENT EVENTS

        On November 21, 2002, the Route entered into an agreement with Herbst Gaming, Inc. to sell the Route business and related assets at a sales price, subject to adjustment, of $61.0 million.

        In September 2002, the parent company of Smith's, The Kroger Company (Kroger), announced the acquisition of approximately 18 competitor grocery store locations in the Las Vegas area. Subsequent to Kroger's acquisition of these 18 stores, Kroger branded 10 of the stores as Smith's and 8 stores as Food-4-Less (FFL). Three of the Smith's stores were closed. On January 16, 2003, the Route, Kroger, and United Coin, the former slot operator for the remaining 15 stores, entered into an agreement whereby United Coin will continue as the slot operator in all 15 of these stores through June 30, 2003. Effective July 1, 2003, the Route will become the slot operator of the 7 Smith's stores and forfeit the 8 FFL stores to United Coin.

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QuickLinks

  Exhibit 99.03
Anchor Coin Route Operations Balance Sheets (Dollars in thousands)
Anchor Coin Route Operations Statements of Income (Dollars in thousands)
Anchor Coin Route Operations Statements of Stockholder's Equity (Dollars in thousands)
Anchor Coin Route Operations Statements of Cash Flows (Dollars in thousands)
Anchor Coin Route Operations Notes to Financial Statements